EXHIBIT 4.1

[FRONT]

Incorporated Under the Laws of the State of Delaware
Microsemi Corporation
Common Stock	CUSIP 595137 10 0

This Certifies that                      is the owner of                      fully paid and non-assessable shares of common stock of Microsemi Corporation, transfer of which will be registered on the books of the Corporation maintained for that purpose upon presentation of this certificate, property endorsed.

This certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar.

WITNESS the seal of the Corporation and the signatures of its duly authorized officers.

Dated:

Secretary

President and Chief Executive Officer

[BACK]

THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS, A STATEMENT OF THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF COMMON STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.

This certificate also evidences and entitles the holder hereof to certain Rights as set forth in the Rights Agreement between Microsemi Corporation, a Delaware corporation (the “Company”) and Mellon Investor Services LLC (the “Rights Agent), dated as of December 22, 2000 (the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal offices of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Company will mail to the holder of this certificate a copy of the Rights Agreement, as in effect on the date of mailing, without charge promptly after receipt of a written request therefore. Under certain circumstances set forth in the Rights Agreement, Rights issued to, or held by any Person who is, was or becomes an Acquiring Person or any Affiliate or Associates thereof (as such terms are defined in the Rights Agreement), whether currently held by or on behalf of such Person or by any subsequent holder, may become null and void.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenants in common
TEN ENT	-	as tenants by the entireties
JT TEN	-	as join tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT-	Custodian
(Cust)		(Minor)
Under: Uniform Gifts to Minors

Act.
(State)

Additional abbreviations may also be used though not in the above list.

For Value Received,             , hereby sell, assign and transfer unto

Please insert social security or other identifying number of assignee

Name, Address, Zip Code of Assignee

                     Shares of Common Stock represented by the within Certificate, and do hereby irrevocably constitute and appoint                      Attorney to transfer the said stock on the books of the within named Corporation with full power of substitution in the premises.

Dated

Notice: The signature to this agreement must correspond with the name as written upon the face of the certificate in every particular way, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:
The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program pursuant to S.E.C. Rule 17Ad-15.

Keep this certificate in a safe place. If it is lost, stolen, mutilated or destroyed, the corporation will require a bond of indemnity as a condition to the issuance of a replacement certificate.